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[i3 MOBILE LOGO]


                                                                EXHIBIT 10.3(a)

December 20, 2000


Mr. Jeff Klein
5116 Westshore Drive
New Port Richey, FL 34652


Re:     Notice to Exercise Royalty Buy Down Option


Dear Jeff:

Reference is made to the Employment and Royalty Agreement dated October 27, 1998 by and between yourself and i3 Mobile, Inc. (formerly Intelligent Information Incorporated) (the "Agreement").

In accordance with Section II of the Agreement, as of November 30, 2000, the outstanding royalty payable to you is three hundred forty-four thousand nine hundred and eighty-five dollars and eighty-five cents ($344,985.85) (the "Outstanding Royalty"). Paragraph 14 of the Agreement provides that i3 Mobile may, at its option and at any time, elect to accelerate royalty payments thereby reducing the Outstanding Royalty by $3.00 for each $2.00 actually paid. Please be advised that, effective upon the date of this letter, i3 Mobile will exercise this option to buy down the entire Outstanding Royalty. i3 Mobile will tender the sum of two hundred twenty-nine thousand nine hundred and ninety dollars and fifty-seven cents ($229,990.57) in full satisfaction of its royalty obligations under the Agreement (the "Buy Down Amount").

By countersigning the enclosed copy of this letter you agree that the Buy Down Amount fully satisfies i3 Mobile's royalty obligations to you. You further agree that in consideration of receipt of the Buy Down Amount, you hereby fully, irrevocably and unconditionally release and discharge i3 Mobile, its current and former officers, directors, stockholders, affiliates, attorneys, agents or employees (the "Released Parties") from any and all claims, demands, suits, promises, omissions, damages, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties arising under Section II of the Agreement.


Sincerely,
i3 Mobile, Inc.                                       Agreed and Accepted:



John A. Lack                                     /s/ Jeff Klein
                                               ---------------------------
President and CEO                                    Jeff Klein